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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549


                                    FORM 8-K


                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                November 9, 1999


                                    ATG INC.
             (Exact name of registrant as specified in its charter)


                                   California
                 (State or other jurisdiction of incorporation)



       0-23781                                             94-2657762
(Commission File Number)                       (IRS Employer Identification No.)

47375 Fremont Boulevard, Fremont, CA                          94538
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:      (510) 490-3008
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Item 5.        Other Events

On November 9, 1999, the Company entered into a $45 million bank credit facility. The credit facility includes a credit enhancement of a tax-exempt bond offering, which was completed on November 10, 1999, and a revolving loan facility. The related credit and reimbursement agreement is among the Company, Sanwa Bank California as agents for the lenders and Keybank National Association as the bond letter of credit issuing bank. Other lenders include Imperial Bank, General Bank and First Bank of California.

A total of $26.5 million of tax-exempt bonds were sold to finance the construction of the Company's new mixed waste processing facility located in Richland, Washington. The bonds were sold pursuant to a loan agreement between the Company and the Port of Benton Economic Development Corporation. The bank credit facility provides a letter of credit enhancement of these bonds. The initial term of the letter of credit is five years. The tax-exempt bonds have an expected maturity of 15 years. Tax-exempt interest on the bonds is based on a weekly floating interest rate, 3.90% as of February 16, 2000. The bond letter of credit fee is based on a grid that fluctuates with the changes in the net funded debt to EBITDA ratio. The letter of credit fee was 2.75% as of the closing and for the first six months of the facility.

The revolving loan facility provides the Company with up to $18 million of working capital. The revolving facility is for a term of five years with reductions in the maximum available to $16.5 million after 12/31/00 and $15.0 million after 12/31/01. This loan facility bears interest based on the same grid as the bond letter of credit, currently the prime interest rate plus .75% (9.50%).

The credit facility is secured by all of the company's assets, including intellectual property, that are not secured by specific equipment loans and leases outstanding at the closing of the credit facility. Borrowings under the facility are subject to certain financial covenants, initially including maintenance of a maximum net funded debt to EBITDA ratio of 3.5:1.0; a minimum debt service ratio of 1.5 to 1.0; a minimum current ratio of 1.1 to 1.0; and a minimum tangible net worth as defined in the agreements. The Company was in compliance with these covenants at the closing date.


Item 7.        Exhibits

10.43 Credit and Reimbursement Agreement, dated November 1, 1999, among ATG Inc., Sanwa Bank California and Keybank National Association.

10.44 Loan Agreement, dated November 1, 1999, between Port of Benton Economic Development Corporation and ATG Inc.
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   ATG Inc.
                                   (Registrant)


Dated:  February 17, 2000          By:  /s/ Steven J. Guerrettaz
                                        ----------------------------------
                                        Steven J. Guerrettaz
                                        Vice President - Chief Financial Officer